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                                                                     Exhibit 8.1


                                A. TIMOTHY SCOTT
          Senior Vice President and Tax Counsel of Public Storage, Inc.
                      701 Western Ave. o Glendale, CA 91201
                           (818) 244-8080 x286 (voice)
                              (818) 548-9288 (fax)
                                  May 30, 2002

PS Partners VI, Ltd.,
A California Limited Partnership
701 Western Avenue
Glendale, California  91201

                       Re: Merger Transaction Tax Opinion
                           ------------------------------

Ladies & Gentlemen:

               As Senior Vice President and Tax Counsel of Public Storage, Inc. ("PSI"), I have examined the registration statement expected to be filed by PSI on Form S-4 with the Securities and Exchange Commission on or about the date of this opinion (the "Registration Statement"). Unless otherwise defined in this opinion letter, capitalized terms used below have the same meaning as set forth in the Registration Statement. The Registration Statement serves as the definitive information statement relating to PSI's acquisition of the interests held by the public limited partners of PS Partners VI, Ltd., a California Limited Partnership ("Partners VI"), pursuant to a proposed merger of PS Partners VI Merger Co., Inc. ("Merger Sub," which is a second tier subsidiary of PSI) with and into Partners VI (the "Merger"). In the Merger, each Partners VI partnership unit (other than the partnership units held by PSI and its subsidiaries) will be converted into the right to receive PSI common stock with a value of $546, or at the election of a limited partner, the same amount in cash. PSI is a general partner of Partners VI and now owns indirectly approximately 63% of the outstanding limited partnership interests in Partners VI.

               In connection with your participation in the Merger, you have requested my opinion that: (1) the discussion in the Registration Statement under the heading "Federal Income Tax Considerations" describes the material federal income tax considerations to the public limited partners as a result of the merger and as a result of the subsequent ownership of PSI common stock for limited partners that do not make a cash election, and (2) PSI has been organized and operated so as to meet the requirements for qualification as a real estate investment trust ("REIT") as defined in Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the "Code") for each of its three most recently completed fiscal years (1999, 2000 and 2001) and that its organization and proposed method of operation should enable it to continue to meet those requirements.

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PS Partners VI, Ltd.
701 Western Avenue
Glendale, California  91201
Page 2


               In preparing this opinion, I examined such documents as I considered necessary or appropriate for purposes of issuing this opinion, including the Registration Statement (including related appendices and exhibits, such as the Agreement and Plan of Reorganization dated as of April 12, 2002 between PSI, Merger Sub, and Partners VI); and PSI's Restated Articles of Incorporation.

               I also relied upon certain representations, including representations set forth in a certificate of an officer of PSI regarding the assets, operations and activities of PSI in the past and as to the contemplated assets, operations and activities of PSI in the future. I have assumed that each representation and all other information that I reviewed is true and correct in all material respects and will remain true and correct, that representations or statements made to the knowledge of any person are correct without that or any similar qualification, that all obligations imposed by any documents on the parties have been or will be performed, and that the Registration Statement and the other information fairly describes the past and expected future actions of the parties as relevant to this opinion. I have not made an independent investigation of the accuracy or completeness of those matters. For example, I have not undertaken to review and determine whether each limited partnership or limited liability company in which PSI owns an interest properly has been classified as a "partnership" for federal income tax purposes. Instead, I have relied upon representations as to the status of these entities for federal income tax purposes. If any one or more of these entities were to be classified as an association taxable as a corporation for federal income tax purposes, that might preclude PSI from qualifying as a REIT for federal income tax purposes and therefore could have a material adverse impact on this opinion.

               Based on the facts and representations and subject to the assumptions, qualifications and limitations referred to in this letter and in the Registration Statement, I am of the opinion that:

               (1) the discussion in the Registration Statement under the heading "Federal Income Tax Considerations" describes the material federal income tax considerations to the public limited partners as a result of the merger and as a result of the subsequent ownership of PSI common stock for limited partners that do not make a cash election, and

               (2) PSI has been organized and operated so as to meet the requirements for qualification as a REIT as defined in Code Sections 856 to 860 for each of its three most recently completed fiscal years (1999, 2000 and 2001) and its organization and proposed method of operation should enable it to continue to meet those requirements.

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PS Partners VI, Ltd.
701 Western Avenue
Glendale, California 91201
Page 3



               PSI's qualification and taxation as a REIT depends upon both PSI's satisfaction in the past, and PSI's ability to meet on a continuing basis in the future, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the levels of distributions to shareholders, the diversity of its stock ownership, and the lack of C corporation earnings and profits. These matters may also be affected by the tax treatment of various other entities that are owned by PSI, or have been acquired by PSI, such as Storage Trust Realty which merged into PSI on March 12, 1999. I have relied upon representations with respect to these matters and will not review or audit PSI's compliance with these requirements and am not rendering an opinion on those underlying matters. For example, I am not rendering an opinion as to whether: (1) any entity acquired by PSI qualified as a REIT prior to the acquisition, or (2) whether PSI acquired or had any current or accumulated C corporation earnings and profits as a result of any merger. (For a discussion of certain considerations related to these issues, see the discussion in the Registration Statement under the caption "Federal Income Tax Considerations - Taxation of Public Storage as a REIT, and - Requirements for Qualification as a REIT.") Accordingly, no assurance can be given that the actual results of PSI's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders, the diversity of its share ownership, and the absence of any C corporation earnings and profits for any given taxable year have satisfied or will satisfy the requirements under the Code for qualification and taxation as a REIT.

               This opinion is based on my interpretation of the federal income tax laws of the United States of America as they exist on the date of this letter and does not cover any state, local or foreign tax issues. I express no opinion regarding any tax or other issues except as is specifically set forth above. The federal income tax laws, the regulations, and the judicial and administrative interpretation and application of those laws is subject to change at any time. Some issues under existing law that could significantly affect this opinion have not been authoritatively addressed by the IRS or the courts. Of course, any developments or changes in the law, including those reflected in future regulations, court decisions or administrative pronouncements, may affect the conclusions set forth in this letter, perhaps on a retroactive basis. This opinion is also expressly conditioned upon the truth and accuracy of the representations, warranties, assumptions, and facts upon which I have relied in issuing this opinion.

               This opinion represents my legal judgment as to the matters set forth above. An opinion of counsel does not have any binding effect and is not a guarantee that the

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PS Partners VI, Ltd.
701 Western Avenue
Glendale, California 91201
Page 4


IRS will agree with the assumptions, analysis, or conclusions of counsel. Neither PSI nor Partners VI has requested or will request any ruling from the IRS about any issues presented by the Merger. The IRS may assert contrary positions, and a court may sustain such a contrary position if asserted by the IRS.

               This opinion is rendered to you in connection with your participation in the Merger and is solely for your benefit in connection with that transaction. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without my prior written consent. Unless required by applicable law, this opinion may not be disclosed to or otherwise made available to any other person, firm, corporation or other entity for any purpose, without my prior written consent. I disclaim any obligation to advise you of any change of law that occurs, or any facts of which I become aware, after the date of this opinion.

               I consent to the reference to me under the caption "Legal Opinions" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement or amendments to the Registration Statement. In giving this consent, however, I do not admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.

                                Very truly yours,

                                /s/ A. Timothy Scott

                                    A. Timothy Scott